LIBERTY STAR URANIUM & METALS CORP.

3024 E. Fort Lowell Road	TEL: (520) 731-8786
Tucson, Arizona 85716-1572	FAX: (520) 844-1118

http://www.LibertyStarUranium.com/

September 4, 2007
NR 53	OTCBB: LBSU

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR URANIUM & METALS CORP. JOINT VENTURES BONANZA HILLS GOLD PROPERTY WITH MILLROCK RESOURCES INC.

Tucson, Arizona—Sept 4, 2007—Liberty Star Uranium & Metals Corp. (the “Company”), (OTCBB symbol: LBSU) is pleased to announce  it has entered into a letter of intent with Millrock Resources Inc. (TSX Venture Exchange (TSX V) Symbol: MRO on the Company’s Bonanza Hills project. Bonanza Hills lies in southwest Alaska about 200 miles west of Anchorage and about 60 miles northeast of the village of Iliamna. Liberty Star owns about 13.5 square miles of mineral rights on 54 Alaska State Mineral Lease claims. The property has potential for high grade gold mineralization in veins as well as perhaps disseminated values in sedimentary rock.

Millrock wishes to earn an interest in the property and the Company and Millrock have agreed, by virtue of a Letter of Intent, to an option and joint venture to test the project. Millrock will have an option to earn up to 60% interest in the project area by spending $3.5 million dollars of exploration work on the claims over a period of four years. Additionally to earn an interest they must issue 1 million shares of Millrock over that period of time to the Company as follows: Year One – 100 thousand shares, Year Two – 100 thousand, Year Three – 200 thousand, Year Four – 300 thousand, Year Five – 300 thousand for a total of 1 million shares. At the end of earn-in, Liberty Star shall have the right to contribute its prorata share of additional exploration and development costs to maintain its share or take dilution. If dilution reaches 10% by either party, the diluted party would revert to a carried 10% net profits interest. Millrock will be manager of the project and be paid a 10% fee. The joint venture is subject to definitive agreements and TSX-V approval.

Millrock is run by two experienced explorationists. This includes Mr. Greg Beischer, President and CEO, Certified Professional Geologist (#10505, AIPG) and Mr. Philip St. George V.P. Exploration. Mr. St. George held the same position with Liberty Star Gold Corp, and was on the Board of Directors of Liberty Star, from 2004 to the spring of 2007.

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Both of these men are competent Alaska explorationists and the Company believes they will execute an efficient, comprehensive and hopefully successful exploration campaign on this exciting target, where surface samples of vein material show gold values = exceeding three ounces per ton.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward looking statements. Forward looking statements in this news release include that the Bonanza Hills property has potential for high grade gold mineralization in veins as well as perhaps disseminated values in sedimentary rock; that we will enter definitive agreements with Millrock; that Millrock will spend $3.5 million and issue one million shares to us; that Millrock will execute an efficient, comprehensive and successful exploration campaign.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include that we will not be able to agree on definitive agreements with Millrock; that TSX-V will not approve of the transaction; that Millrock is unable to raise sufficient funds to meet its obligations or for other reasons does not comply; that analysis of data may not be possible accurately and at depth; that results which we or others have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially = exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s most recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact: Tracy Myers (520) 731-8786

TMyers@LibertyStarUranium.com

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